Exhibit 10.35

APRIA HOLDINGS LLC

26220 Enterprise Court

Lake Forest, CA 92630

December 27, 2012

Daniel E. Greenleaf

4550 E. Perry Parkway

Greenwood Village, CO 80121

Dear Dan:

Reference is made to the Management Unit Subscription Agreements entered into between you and Apria Holdings LLC, dated as of August 2, 2010 and December 3, 2010, respectively (together, the “Subscription Agreements”). In connection with the termination of your employment with Apria Healthcare Group Inc. on November 29, 2012, certain terms of the Subscription Agreements are hereby being amended. All capitalized terms not defined herein shall have the meaning ascribed to them in the Subscription Agreements.

1. Equity Awards. Notwithstanding anything to the contrary in the Subscription Agreements, your initial distributions in respect of each Class B Unit granted pursuant to the Subscription Agreements shall be foregone and shall instead be distributed in respect of other Units until such time as the cumulative foregone distributions in respect of each such Class B Unit equals $0.10 (the “Delayed Amount Per Class B Unit”). Once the Delayed Amount Per Class B Unit has been foregone, you shall then be entitled to receive 100% of all subsequent distributions to holders of Units until you shall have received distributions in respect of this sentence per Class B Unit equal to the Delayed Amount Per Class B Unit. Thereafter, you shall be entitled to receive distributions in connection with each Class B Unit calculated in the same manner as other Class B Units.

2. Call Option; Vesting of Performance-Vesting Units. The Company and Executive hereby agree (x) to amend the period of the Call Option set forth in Section 4.2(a)(1) of the Subscription Agreements to apply for a period from December 1, 2012 to July 15, 2015 and (y) to amend the forfeiture and vesting terms of the Subscription Agreements to provide that Performance-Vesting Units shall not be forfeited upon the Termination Date and shall instead remain eligible to vest if the performance conditions set forth in Schedule I thereto are satisfied prior to December 31, 2014 (without regard to continued employment through that date).

3. Counterparts. This letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Executed signature pages delivered by facsimile or other electronic transmission constitute conclusive evidence of your consent to and agreement with the terms and provisions hereof.

4. Further Assurances. Each party agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions hereof.

5. Governing Law. This letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

If this letter correctly sets forth your understanding and agreement, please so indicate by signing below on the line provided for your signature and returning the fully signed copy hereof to the attention of Carol Cogan, Apria Healthcare, 26220 Enterprise Court, Lake Forest, CA 92630.

Very truly yours,

APRIA HOLDINGS LLC

By:

APRIA HEALTHCARE GROUP INC.

By:

Acknowledged and agreed:

Daniel E. Greenleaf